FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO ecameron@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES THIRD QUARTER RESULTS
The Company shows a net income and cuts in operating expenses

SARASOTA, FL., November 15, 2004 - Teltronics, Inc. (OTCBB: TELT.OB)  a leading global provider of communication solutions and services, today announced its financial results for the three months and nine months ended September 30, 2004.

Sales for the three months ended September 30, 2004 were $11.6 million, as compared to $13.2 million reported for the same period in 2003. Sales for the nine months ended September 30, 2004 were $35.1 million, as compared to $37.8 million for the same period in 2003. Gross profit margin for the three months ended September 30, 2004 was 41.0%, as compared to 40.8% for the same period in 2003. Gross profit margin for the nine months ended September 30, 2004 was 40.9%, as compared to 39.8% for the same period in 2003.

Operating expenses for the three months ended September 30, 2004 were $4.2 million, as compared to $4.3 million for the same period in 2003. Operating expenses for the nine months ended September 30, 2004 were $13.2 million, as compared to $15.3 million for the same period in 2003. Interest and financing expense for the three months ended September 30, 2004 was $357,000, as compared to $417,000 for the same period in 2003. Interest and financing expense for the nine months ended September 30, 2004 was $1.3 million, as compared to $1.2 million for the same period in 2003.

Net income for the three months ended September 30, 2004 was $1.47 million or $0.13 per diluted share, as compared to $723,000 or $0.07 per diluted share, for the same period in 2003. Net income for the three months ended September 30, 2004 included a $1.23 million gain on sale of patents to Harris Corporation. Net income for the nine months ended September 30, 2004 was $1.10 million or $0.08 per diluted share, as compared to a net loss of $1.48 million or $0.27 per diluted share, for the same period in 2003. Net income for the nine months ended September 30, 2004 included a $1.23 million gain on sale of patents to Harris Corporation.

"We are pleased to see that our efforts to reduce operating costs over the past three years are continuing to pay off," stated Ewen Cameron, Teltronics' President and CEO. He continued, "For the nine month period we generated an operating profit of $1,180,092, the first operating profit for the nine month period since 2002 and the highest nine month operating income since 1999."

Net income available to common shareholders for the three months ended September 30, 2004 was $1.32 million, as compared to $572,000 for the same period in 2003. Net income available to common shareholders for the nine months ended September 30, 2004 was $638,000, as compared to a net loss available to common shareholders $1.93 million for the same period in 2003.

About Teltronics Inc.

Teltronics, Inc. manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables Below)

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(000)'s)

ASSETS

	September 30,	December 31,
	2004	2003
	(Unaudited)
Current assets:
Accounts receivable	$ 8,010	$ 3,561
Inventories, net	4,431	5,491
Other current assets	1,708	1,120

Total current assets	14,149	10,172
Property and equipment, net	4,081	5,470
Other assets	1,045	678

Total assets	$19,275	$16,320

LIABILITIES
Current liabilities:
Current portion of long-term debt	$ 4,987	$ 11,225
Accounts payable	7,116	5,610
Other current liabilities	4,282	4,226

Total current liabilities	16,385	21,061
Long-term liabilities	8,234	1,383
Shareholders' deficiency	(5,344)	(6,124)

Total liabilities and shareholders' deficiency	$ 19,275	$ 16,320

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000's except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2004
Net sales	$ 11,626	$ 13,246	$ 35,078	$ 37,795
Cost of goods sold	6,856	7,841	20,730	22,753

Gross profit	4,770	5,405	14,348	15,042
Operating expenses	4,173	4,259	13,168	15,337

Income (loss) from operations	597	1,146	1,180	(295)
Other income (expense)	879	(426)	(70)	(1,180)

Income (loss) before	1,476	720	1,110	(1,475)
income taxes
Provision (benefit) for
income taxes	2	(3)	5	5

Net income (loss)	1,474	723	1,105	(1,480)
Dividends on Preferred Series
B and C Convertible stock	157	151	467	452

Net income (loss) available to
common shareholders	$ 1,317	$ 572	$ 638	$ (1,932)

Net income (loss) per share:
Basic	$ 0.17	$ 0.08	$ 0.08	$ (0.27)

Diluted	$ 0.13	$ 0.07	$ 0.08	$ (0.27)

Weighted average shares outstanding:
Basic	7,858,496	7,104,736	7,831,051	7,066,163

Diluted	11,120,520	10,984,003	8,917,101	7,066,163